Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199501 on Form S-8 of our report dated June 5, 2015, relating to the financial statements of Dominion Carolina Gas Transmission, LLC as of December 31, 2014 and 2013 and for the three years ended December 31, 2014, appearing in this Current Report on Form 8-K/A of Dominion Midstream Partners, LP.

/s/ Deloitte & Touche LLP

Richmond, Virginia
June 5, 2015